Exhibit 10.1

GENTIVA HEALTH SERVICES, INC.

Summary Sheet of Non-Employee Director Compensation

(Effective May 10, 2012)

1. Annual Cash Retainer : $50,000

2. Annual Deferred Stock Unit Award : $120,000 value

3. Meeting Fees :

• Board	$2,000 ($750 if attendance is by telephone)*

• Committee	$2,000 ($750 if attendance is by telephone)*

4. Committee Chairperson Annual Retainer :

• Audit Committee	$20,000

• Clinical Quality Committee	$10,000

• Compensation Committee	$10,000

• Corporate Governance and Nominating Committee	$10,000

5. Lead Director Annual Retainer :	$20,000

6.      Reimbursement : All Directors, regardless of whether they are employees of the Company, receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors or any of its Committees.

*	Attendance at business updates conducted by management will be compensated at the telephone meeting fee rate.